Exhibit 10.10

***Text Omitted and Filed Separately with

the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 230.406.

LICENSE AGREEMENT

Case Western Reserve University — Tracon Pharmaceuticals Inc.

This Agreement (hereinafter “this Agreement”) entered into as of this 2nd day of August, 2006 (“Effective Date”) by and between Case Western Reserve University, an Ohio non-profit corporation, having a principal place of business at 10900 Euclid Avenue, Cleveland, Ohio 44106 (“CASE”) and Tracon Pharmaceuticals, Inc., a Delaware for-profit corporation, having a principal place of business at 4510 Executive Drive, Suite 330, San Diego, California 92121 (“Licensee”).

WITNESSETH

WHEREAS, CASE owns certain rights in certain technology relating to the technology described in the patents and patent application itemized in Attachment A on an “as is” basis on the Effective Date and is interested in licensing same;

WHEREAS, Licensee desires to acquire rights in and to the technology upon the terms and conditions herein set forth;

NOW THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1.                                    DEFINITIONS

1.1       The term “Acceptance for Review” shall mean the acceptance for review of the NDA (or Foreign Equivalent) representing the FDA’s (or Foreign Equivalent’s) determination that the application is sufficiently complete to permit a substantive review.

1.2       The term “Affiliate” shall mean any corporation or other legal entity “controlled,” “controlling,” or “under common control with,” another corporation or legal entity, where “control” means ownership, directly or indirectly, of greater than fifty percent (50%) or more of the voting capital shares or similar voting securities of the other entity that has signed an agreement with Licensee in the form of Attachment B and such entity shall be bound as a Licensee and have all of the rights and obligations of Licensee provided by this License Agreement after the date it (they) deliver to CASE a copy of Exhibit B attached hereto executed by a duly authorized representative.

1.3       The term “Biological Materials” shall mean any biological materials created through use of any Licensed Technology or supplied by CASE together with any Progeny or Unmodified Derivatives thereof created by Licensee. CASE may supply Biological Materials to Licensee pursuant to a separate materials transfer agreement to be negotiated in good faith by the parties that, among other terms, will incorporate the license terms of this Agreement by reference.

1.4       The term “Clinical Trial” shall mean the use of a Licensed Product(s) in Subjects in accordance with 21 C.F.R. §312.

1.5       The term “Combination Therapeutic” shall mean a first formulation comprising methoxyamine (or a methoxyamine derivative) and an additional formulation(s) (to be administered in conjunction with the first formulation, albeit not necessarily simultaneously) falling within the definition of Licensed Technology, comprising one or more therapeutic compounds distinct from methoxyamine (or a methoxyamine derivative) administered to a Subject

1.6       The term “Completion of the Phase II” shall mean the date on which the Food & Drug Administration and the Licensee agree that sufficient data and information have been submitted to the FDA to permit the initiation of a Phase III Clinical Trial of a Licensed Product(s) without requiring the conduct of further Clinical Trials or the submission of additional data or information as evidenced by the date on which the FDA and the Licensee complete an End-of-Phase 2 Meeting as defined by 21 CFR 312.47(b).

1.7       The term “Completion of the Phase III” shall mean the date on which the Food & Drug Administration and the Licensee agree that sufficient data and information have been submitted to the FDA to permit the initiation of an NDA of a Licensed Product(s) without requiring the conduct of further Clinical Trials or the submission of additional data or information as evidenced by the occurrence of an Acceptance for Review.

1.8       The term “Copyrights” shall mean CASE’s copyrights in the Licensed Technology.

1.9       The term “Derivative” shall mean intellectual property developed by Licensee, which includes, or is based in whole or in part on, the Licensed Technology, including, but not limited to computer software, translations of the Licensed Technology to other foreign languages, adaptation of the Licensed Technology to hardware platforms, abridgments, condensations, revisions, and software incorporating all or any part of the Licensed Technology which may also include Licensee-created modifications, enhancements or other software. Licensee shall be entitled to establish all proprietary rights for itself in the intellectual property represented by Derivatives, whether in the nature of trade secrets, copyrights, patents or other rights, provided (a) that Derivatives shall be [...***...], (b) Derivatives may not […***…], unless the License granted under 2.1 of this Agreement is then in effect, and (c) Licensee shall promptly notify CASE of Licensee-originated bug fixes to the Licensed Technology, which shall be part of the Licensed Product and owned by CASE. Any copyright registration by Licensee for Derivatives shall give full attribution to CASE’s Copyrights. CASE, and any non-profit health care institution affiliated with it, shall have the right to use Derivatives for research, educational, academic and administrative purposes.

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1.10     The term “Dispose” or “Disposition” shall mean the sale, lease or other transfer of Licensed Product(s).

1.11     The term “Dollar,” “U.S. Dollar,” and “U.S. $” shall mean lawful money of the United States of America.

1.12     The term “EMEA” shall mean the European Agency for the Evaluation of Medicinal Products.

1.13     The term “FDA” shall mean the United States Food & Drug Administration.

1.14     The term “Field of Use” shall mean all mammalian therapeutic uses.

1.15     The term “First Dosing” shall mean the first date a Licensed Product is administered or dispensed to, or used involving, one or more human Subjects.

1.16     The term “Fiscal Quarter” or “Quarter” shall refer to the normal quarterly accounting periods of Licensee; if Licensee does not have normal quarterly accounting periods, then “Fiscal Quarters” shall mean the calendar three months periods commencing with January of each year.

1.17     The term “Foreign Equivalent” shall mean the performance or occurrence of activities in non-U.S. jurisdictions similar to the performance or occurrence of activities in the United States covered by the terms “Clinical Trial,” “Phase II Clinical Trial,” “Completion of a Phase II Clinical Trial,” “Phase III Clinical Trial,” “Completion of a Phase HI Clinical Trial,” “IND,” “NDA,” “Submit an NDA” “NDA Approval,” and “Regulatory Approval,” as each such term is defined in this Article.

1.18     The term “IND” shall mean an Investigational New Drug application submitted under 21 C.F.R. §312.

1.19     The term “Investigational New Drug” shall mean a new drug or biological drug that is used in a Clinical Trial.

1.20     The term “Launch” shall mean the same as Product Launch.

1.21     The term “Licensed Product” or “Product” shall mean any product, service and/or process which constitutes, is based on, incorporates or utilizes, wholly or in part, Licensed Technology and/or any and all Biological Materials.

1.22     The term “Licensed Technology” or “Technology” shall mean (i) the technology described in the patents and patent application itemized in Attachment A on an “as is” basis on the Effective Date; (ii) the trade secrets, know-how, design architecture and the software and algorithm related to the technology described in the Patents, including related code and related Copyrights, on an “as is” basis on the Effective Date; (iii) any claims issuing on Patents covering the foregoing parts (i) or (ii), and (iv) Derivatives. If Biological Materials which contain

Licensed Technology are provided to Licensee, they shall be considered (to the extent of such Licensed Technology) Licensed Technology.

1.23     The term “MHLW” shall mean the Japanese Ministry of Health, Labour and Welfare.

1.24     The term “NDA” shall mean a New Drug Application submitted under 21 C.F.R. §314.

1.25     The term “NDA Approval” shall mean the grant by the FDA under 21 C.F.R. §314 of the right to market commercially and distribute a Licensed Product(s) within the Field of Use.

1.26     The term “Net Sales” shall mean the total Revenues received by Licensee, its Affiliates, sublicensees or sub-sublicensees from the manufacture use or Disposition of Licensed Product(s), less the total of all:

a.         discounts allowed in amounts customary in the trade;

b.         sales tariffs, duties and/or taxes imposed on the Licensed Product(s);

c.         outbound transportation prepaid or allowed;

d.         shipping packaging and freight charges; and

e.         amounts allowed or credited on returns.

No deduction shall be made for commissions paid to individuals (whether independent sales agents or persons regularly employed by Licensee).

Notwithstanding anything herein to the contrary, the Disposition of a Licensed Product to a Third Party without consideration to Licensee in connection with the research, development or testing of a Licensed Product shall not be considered a Disposition of a Licensed Product under this Agreement. Nor shall the Disposition of a Licensed Product solely for indigent or similar public support programs be considered a Disposition of Licensed Product under this Agreement.

Notwithstanding anything herein to the contrary, the Disposition of a Licensed Product between the Licensee, its Affiliate, its sublicensee or its sub-sublicensee shall not be considered a sale of Licensed Product under this Agreement unless (i) such party is the end user of such Licensed Product or (ii) such Disposition is accompanied by an exchange of funds.

1.27     The term “Non Royalty Sublicensing Income” or “NRSI” shall mean all non royalty considerations received by Licensee related to a sublicense or sub-sublicense agreement. NRSI would include but not be limited to all sublicense or sub-sublicense issue fees, maintenance fees and non-sales related sublicense and sub-sublicense milestone payments received by Licensee directly related to the sublicensing or sub-sublicensing by Licensee of rights to commercialize Licensed Product(s), but shall exclude:

a.             […***…];

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b.            […***…];

c.             […***…]; and

d.            […***…].

1.28     The term “Patent(s)” shall mean the patents and patent application itemized in Attachment A: any patent, patent application, continuation, continuation-in-part, divisional, reissue or reexamination in the U.S.A. or in any other country, which issues to CASE and is based on intellectual property in existence at the date of the signing of this Agreement.

1.29     The term “Phase II Clinical Trial” shall mean a Clinical Trial either (i) designed to provide a preliminary evaluation of the activity or effectiveness, common short-term side effects, risks, or other characteristics of a Licensed Product for particular indications; or (ii) as otherwise indicated as being a Phase H Clinical Trial in its protocol and as defined in 21 C.F.R. § 312.21 (b).

1.30     The term “Phase HI Clinical Trial” shall mean a Clinical Trial conducted subsequent to Completion of Phase II, which the FDA and Licensee agree is “adequate and well-controlled” as those terms are defined in 21 C.F.R. § 314.126 in its design and conduct and is intended to demonstrate that a Licensed Product(s) has sufficient safety and effectiveness as necessary for NDA Approval of such Licensed Product(s) and as defined in 21 C.F.R. § 312.21 (c).

1.31     The term “Prime Rate” shall mean the interest rate per annum announced from time to time by Key Bank, Cleveland, Ohio, as its prime rate.

1.32     The term “Product Launch” shall mean the initial delivery to an end user of a Licensed Product(s) that is subject to, and in accordance with, an NDA Approval for such Licensed Product(s).

1.33     The term “Progeny” shall mean an unmodified descendant of Biological Material, such as virus from virus, cell from cell, or organism from organism, and any immediate or remote progeny of or descendant from organisms or cell lines containing the same genetic mutation(s) or lesion(s) as the Biological Material

1.34     The term “Regulatory Approval” shall mean FDA approval or Foreign. Equivalent.

1.35     The term “Revenue” shall mean the U.S. Dollar value of all consideration realized by Licensee for the Disposition of Licensed Product(s).

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1.36     The term “Royalties” shall mean Disposition royalties which are calculated as a percentage of Net Sales and will be payable by Licensee to CASE under the provisions of this Agreement.

1.37     The term “Stand-Alone Therapeutic” shall mean a single formulation comprising methoxyamine (or a methoxyamine derivative) and one or more therapeutic compounds (falling within the definition of Licensed Technology) distinct from methoxyamine (or a methoxyamine derivative) administered to a Subject.

1.38     The term “Subject” shall mean a human who participates in a Clinical Trial, either as the recipient of the Investigational New Drug or as a control. A Subject may be a healthy human or a patient with a disease.

1.39     The term “Submit an NDA” shall mean the initial filing of an NDA with the FDA or Foreign Equivalent.

1.40     The term “Third Party(ies)” shall mean any party other than the Licensee or CASE.

1.41     The term “Unmodified Derivative” shall mean substances created by Licensee which constitute an important unmodified functional sub-unit or expression product of Biological Material, e.g., subclones of unmodified cell lines, purified or fractionated sub-sets of Biological Material such as novel plasmids or vectors, proteins expressed as DNA or RNA, or antibodies secreted by a hybridoma.

1.42     The term “Year” refers to contract years of the License Agreement, i.e., a 12-month period starting with the date (or anniversary) of the Effective Date of the License Agreement.

2.                                    LICENSE GRANT

2.1       CASE hereby grants to Licensee, and Licensee hereby accepts, an exclusive, world-wide right to use the Licensed Technology to make, have made, use, have used, offer to sell, produce, manufacture, distribute, market, import and Dispose of Licensed Product(s) and to create Derivatives and/or Biological Materials for the Field of Use.

2.2       Licensee shall have the right to sublicense the rights granted to Licensee to Third Parties in its sole discretion, subject to the following (i) Licensee shall give CASE prompt notice of the execution of any sublicense or sub-sublicense agreement and (ii) each sublicense and sub-sublicense agreement shall contain covenants by the sublicensee and sub-sublicensee for such sublicensee and sub-sublicensee to observe and perform the same terms and conditions as those set forth for Licensee in this Agreement. Licensee understands that any sublicense or sub-sublicense agreements granted by Licensee to entities other than customers must provide that the obligations to CASE under this Agreement, including but not limited to, Indemnification, Insurance, No Warranty, and procedures for Dispute Resolution shall be binding upon such sublicensee and sub-sublicensee as if it were a party to this Agreement. The Licensee shall be responsible for curing the acts or omissions of its sublicensees and sub-sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of the Licensee hereunder. Any act or omission of a sublicensee or sub-sublicensee which would be a breach of this License Agreement if committed by the Licensee must be cured by such sublicensee or sub-sublicensee within sixty (60) days of the date on which Licensee becomes aware of such breach by such sublicensee or sub-sublicensee. If such sublicensee or sub-sublicensee does not cure such breach within sixty (60) days, then Licensee shall terminate such sublicense or sub-sublicense agreement and, if practicable, shall cure such breach as soon as practicable.  Each sublicense agreement and sub-sublicense agreement granted by the Licensee shall include an audit right by CASE of the same scope as provided hereinbelow with respect to the Licensee. Should this Agreement terminate, sublicenses and sub-sublicenses granted prior to the termination shall become direct licenses from CASE. The Licensee shall give CASE prompt notification of the identity and address of each sublicensee and sub-sublicensee with whom it concludes a sublicense and sub-sublicense agreement and shall supply CASE with a copy of each such sublicense and sub-sublicense agreement.

2.3       CASE, and any non-profit health care institution affiliated with it, shall have the right to use, free of charge, any product or process, developed by Licensee which contains or is based on any of Licensed Technology, and/or Derivatives, for research, patient care, educational, academic, or administrative purposes, provided however, that such use does not generate a profit for CASE or any non-profit health care institution affiliated with it.

2.4       No provision of this Agreement shall restrict CASE’s ability to conduct further research and development in the area of Licensed Technology or other areas.

2.5       All Licensed Product(s) shall be manufactured, sold and performed by Licensee in compliance with all applicable governmental laws, rules and regulations. Licensee shall keep CASE fully informed of, and shall move expeditiously to resolve, any complaint by a governmental body relevant to Licensed Product(s), except for complaints subject to the Section of this Agreement entitled “Infringement”.

2.6       Each party shall promptly notify the other parties hereto of its receipt of any allegations that Licensed Products infringe the intellectual property rights of any Third Party’s allegations. Nothing in this Section 2.6 shall be construed as obligating CASE to resolve any dispute or to settle or defend any claim, suit or proceeding arising out of Licensee’s manufacture, use or sale of Licensed Product(s). CASE retains the right to grant either exclusive or non-exclusive licenses for the Licensed Technology in fields of use other than the Field of Use for which the license hereunder is granted. CASE retains the right, ultimately exercisable in the sole discretion of CASE, after conducting reasonable legal analysis with outside legal counsel, to grant nonexclusive licenses under the Licensed Technology in the Field of Use to Third Parties as a means to resolve disputes or settle claims, suits or proceedings arising out of allegations of infringement of the intellectual property rights of the Third Party; provided that before exercising such right CASE shall notify Licensee of the situation with the Third Party and permit Licensee to participate in negotiations with the Third Party and to provide CASE with legal analyses of the Third Party’s allegations. If CASE grants such non-exclusive license, the parties will negotiate in good faith to modify terms of this License Agreement, if necessary to address in an equitable manner the economic consequences of such non-exclusive license.

2.7       If Licensed Technology was supported under a United States Government funding agreement, then (a) the United States Government has been or will be granted licensing rights as required under the terms of those federal agreements, (b) all rights and requirements of the United States Government and others under Public Law 96-517, and Public Law 98-620, including but not limited to government purpose license, march-in rights, and obligations to provide materials to other researchers shall remain and shall in no way be affected by this Agreement and any right granted in this Agreement greater than that permitted under Public Law 96-517, or Public Law 98-620, shall be subject to modification as may be required to conform to the provisions of those statutes, and (c) products sold in the United States of America, embodying or produced through use of Licensed Technology, will be manufactured substantially in the United States of America, unless a waiver has been obtained from the federal funding agency under whose funding agreement the Licensed Technology was generated.

2.8       Retained Rights to the Licensed Technology. Notwithstanding the license granted in this Agreement, CASE, and any non-profit health care institution affiliated with it, shall retain all rights to use the Licensed Technology for non-commercial research, patient care, educational, academic, or administrative purposes, even in the Field of Use, provided however, that such use does not generate a profit for CASE or any non-profit health care institution affiliated with it.

2.9       Supply of Research Materials. At […***…], and subject to one or more of a materials transfer, confidentiality, and/or supply agreement(s) to be negotiated in good faith by the parties, Licensee will provide to CASE reasonable quantities of all research materials produced, or in the future developed, by the Licensee for the use by CASE in a manner consistent with Section 2.8 above. Provided, however, that the total amount of each such research material supplied to CASE without charge in any calendar year be limited to […***…]. Further requests for said research material (up to […***…] of said material) within that calendar year shall be provided […***…]. CASE shall not use such research materials in a manner detrimental to the Licensee’s legitimate commercial interests in the Licensed Technology granted under this Agreement or transfer such research materials obtained under this Section 2.9 to any Third Party(ies) without the prior written consent of the Licensee. Any sale, offer for sale, distribution or marketing of such research materials and their derivatives within the Field of Use shall be deemed “detrimental to the Licensee’s commercial interests” within the intent of this Section.

2.10     CASE-based Clinical Studies. The Licensee will use reasonable and good faith efforts to ensure that, under financial terms that are customary and reasonable and in accordance with the Licensee’s standard clinical research terms, CASE and its affiliated hospitals have, subject to applicable FDA and governmental regulations and policies pertaining to conflicts, […***…]. The ultimate decision regarding the selection of […***…] shall be made by Licensee after reasonable and good faith consideration of one or more factors

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including, but not limited to: […***…] (the “Decision Factors”). The […***…] shall be made by Licensee after a reasonable and good faith analysis of […***…] ability to meet the Decision Factors.

3.                                    TERM OF THIS AGREEMENT

The term of this Agreement shall cover the period commencing on the Effective Date and shall conclude at on the expiration date of the last-to-expire Patent on a country-by-country basis, whichever comes later, unless otherwise terminated pursuant to another provision of this Agreement.

4.                                    DUE DILIGENCE

4.1       Licensee shall use its best efforts to effect introduction of Licensed Technology into the commercial market as soon as possible; thereafter, until the termination of this Agreement, Licensee shall keep Licensed Technology reasonably available to the public.

4.2       Licensee shall, at a minimum, achieve the following milestones (“Diligence Milestones”):

(a)                               On or before the first anniversary of the Effective Date, a Development Committee (the “Committee”) shall be organized to monitor the clinical progress of the Licensed Products at Licensee’s expense. The Committee will consist of independent scientific and technical thought leaders that are highly regarded by the scientific community in the field of each Licensed Product and at least one representative from each of CASE and Licensee. The Committee will be responsible for (i) making recommendations to Licensee’s management relating to the pre-clinical and clinical development strategy; (ii) analyzing and assessing ongoing pre-clinical and clinical development of each Licensed Product; and (iii) assisting Licensee in preparing pre-clinical and clinical development budgets. The actions and opinions of the Committee will be confidential (specifically, CASE may be asked to enter into a separate confidentiality agreement to govern the Committee meetings), however, the CASE representative may report clinical updates to a designated senior official at CASE and the Technology Transfer Office of CASE who will agree to keep such information confidential. The Committee will meet at least once a year.

(b)                              On or before the […***…] anniversary of the Effective Date, […***…].

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(c)                               On or before the […***…] anniversary of the Effective Date, […***…].

(d)                              Within […***…] years of […***…].

(e)                               Within […***…] years of […***…].

(f)                                Within […***…] years of […***…].

4.3       Licensee’s default in performance in accordance with Section 4 herein shall be grounds for CASE to terminate this Agreement pursuant to the Section entitled “Termination”.

5.                                    ROYALTIES AND NRSI

5.1       Royalties payable by Licensee to CASE shall be […***…] percent ([…***…]%) of Net Sales by Licensee or its Affiliates and […***…] percent ([…***…]%) of all Royalties received by Licensee and its Affiliates from the Net Sales of Licensed Product(s) by sublicensees or sub-sublicensees, provided however, that in no event shall CASE receive less than […***…] percent ([…***…]%) of Net Sales of Licensed Product(s) by such sublicensees or sub-sublicensees.

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5.2       Licensee shall pay CASE a non-refundable up-front fee of […***…] dollars ($[…***…]), due and payable thirty (30) days after the Effective Date of this Agreement. This up-front fee will not be credited against any other amounts due under this Agreement.

5.3       Licensee shall pay CASE a minimum royalty of […***…] dollars ($[…***…]) per year (“Annual Minimum Royalty”), payable on each anniversary of the Effective Date commencing on the […***…] anniversary of the Effective Date or the […***…] anniversary of the Effective Date following the […***…], whichever comes earlier. The Annual Minimum Royalty shall be credited against the Royalties payable in a Year.

5.4       Annual Minimum Royalty payments are to be adjusted by […***…].

5.5       Milestone Payment Amounts. The Licensee will make a payment to CASE within thirty (30) days of each occurrence of the achievement of a Milestone as follows:

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MILESTONE	MILESTONE PAYMENT AMOUNT
[…***…]	[…***…] Dollars (U.S. $[…***…])

[…***…]	[…***…] Dollars (U.S. $[…***…])

[…***…]	[…***…] Dollars (U.S. $[…***…])

[…***…]	[…***…] Dollars (U.S. $[…***…])

[…***…]	[…***…] Dollars (U.S. $[…***…])

[…***…]	[…***…] Dollars (U.S. $[…***…])

[…***…]	[…***…] Dollars (U.S. $[…***…])

[…***…]	[…***…] Dollars (U.S. $[…***…])

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[…***…]	[…***…] Dollars (U.S. $[…***…])

[…***…]	[…***…] Dollars (U.S. $[…***…])

[…***…]	[…***…] Dollars (U.S. $[…***…])

[…***…]	[…***…] Dollars (U.S. $[…***…])

[…***…]	[…***…] Dollars (U.S. $[…***…])

5.6       Royalty Adjustments. If […***…], and, after written notice to CASE and good faith negotiations with […***…], the Licensee is required to […***…], then the Licensee may deduct […***…] from the Royalty(ies) payable to CASE pursuant to this Agreement up to, but no more than […***…] percent ([…***…]%) of the Royalty(ies) otherwise payable to CASE under this Agreement, without a carryover to subsequent annual periods in which Royalties are payable.

5.7       Milestone Cure. If the Licensee fails to achieve any Diligence Milestone under Section 4.2, the Licensee has the right to cure such failure as provided under Section 11.2 of this Agreement. Upon expiration of the pertinent cure period, and in lieu of termination, CASE, at its sole option upon sixty (60) days prior written notice, may convert the Licensee’s exclusive

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license under this Agreement into a non-exclusive license and may grant non-exclusive licenses and other rights to the Licensed Technology to Third Parties, even in the Field of Use, whether such be commercial entities, academic institutions or other persons.

5.8       NRSI Royalty. Licensee shall pay to CASE […***…] percent ([…***…]%) of all NRSI.

5.9       In the event that a Licensed Product is Disposed in the form of a combination product containing the Licensed Product and one or more Useful Components (as hereinafter defined) which are not themselves a Licensed Product, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction (A+B) where: A is the invoice price of the Licensed Product, if sold separately, and if not sold separately, the fair market value of the Licensed Product; and B is the total invoice price of the Useful Component, if sold separately, and if not sold separately, the fair market value of the Useful Component.

For purposes of this Section 5.9 only, “Useful Component” means an ingredient that is used for enhancing the efficacy and/or safety of a Licensed Product; formulating a Licensed Product and/or delivering a Licensed Product.

5.10     No multiple Royalties. Multiple Royalties shall not be payable because the use or Disposition of any Licensed Product is or shall be covered by more than one of the group consisting of Patents, Derivatives, and/or Biological Materials. Royalties will not be payable on Disposition by a sublicensee if Royalties are or will be paid upon the Disposition by Licensee to the sublicensee in question.

6.                                    PAYMENT TERMS

6.1       Royalties shall be paid by Licensee to CASE, as defined in the Section entitled “Royalties” for each Fiscal Quarter within sixty (60) days of the end of such Fiscal Quarter, until this Agreement expires or is terminated in accordance with this Agreement. If this Agreement terminates before the end of a Fiscal Quarter, the payment for that terminal fractional portion of a Fiscal Quarter shall be made within ninety (90) days of the date of termination of this Agreement.

6.2       All Royalties hereunder shall be paid in U.S. Dollars and shall be made by wire transfer to CASE’s account, or by Licensee’s check sent in accordance with the Section entitled “Notices”.

6.3       All Royalties payable hereunder which are overdue shall bear interest until paid at a rate equal to the Prime Rate in effect at the date such Royalties were due plus […***…] percent ([…***…]%) per annum, but in no event to exceed the maximum rate of interest permitted by applicable law. This provision for interest shall not be construed as a waiver of any rights CASE has as a result of Licensee’s failure to make timely payment of any amounts.

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7.                                    REPORTS AND AUDITS

7.1       Licensee shall report Quarterly to CASE its Net Sales and Revenues, which are subject to Royalty payments.

7.2       No later that sixty (60) days after June 30 of each calendar year, Licensee shall provide to CASE a written annual progress report (“Progress Report”) describing progress on research and development, Regulatory Approvals, manufacturing, sublicensing, marketing and sales during the most recent twelve (12) month period ending June 30 and plans for the forthcoming year. Specifically, Licensee shall provide to CASE written annual reports of progress towards Diligence Milestones with supporting documentation in addition to the Progress Report (the “Annual Report”). If multiple Licensed Product(s) are being developed, the Progress Report and the Annual Report shall provide the information set forth above for each Licensed Product.

7.3       No later than thirty (30) days after the completion of a Diligence Milestone, Licensee shall provide to CASE a written report on the completion of said Diligence Milestone.

7.4       Licensee shall maintain accurate books and records such that the Royalties due and payable hereunder can be easily ascertained. Such books and records shall be maintained at Licensee’s principal place of business and shall be available for inspection by CASE or its representatives during the normal business day upon not less than ten (10) days prior written notice, provided that CASE or its representatives agree to protect the confidentiality of the information as to the customers of Licensee.

7.5       Licensee shall make available Licensee’s books and records for audit by an accounting firm or representative of CASE’s selection, and Licensee agrees to cooperate fully in any such audit, provided that the auditors agree to protect the confidentiality of the information as to the customers of Licensee. Any such audit shall not be more frequent than annually. In the event that such audit determines that the amount of Royalties paid to CASE was in error by more than […***…] ([…***…]%) percent, Licensee shall pay the costs of the audit.

7.6       CASE agrees to hold in confidence each such report delivered by Licensee pursuant to this Article 7 until the termination of this Agreement unless or until the information contained therein is or becomes public through no fault of CASE.

8.                                    IMPROVEMENTS AND COLLABORATIONS

8.1       Discussion of technical matters with each other by the parties will not create any rights to ownership of patents, copyrights, mask work rights, trade secrets or other intellectual property rights in solutions to the problem developed solely by employees or agents of the other party hereto.

8.2       Licensee will own all of the right, title and interest (including patents, copyrights, mask work rights, trade secrets and any other intellectual property rights, but

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excluding Patents) in and to the results of the collaboration between the parties that are developed solely by Licensee employees or agents.

8.3       CASE will own all of the right, title and interest (including patents, Patents, copyrights, mask work rights, trade secrets and any other intellectual property rights) in and to the results of the collaboration between the parties that are developed solely by CASE employees or agents.

8.4       All intellectual property that is not governed by a sponsored research, clinical research or other agreement with CASE, and which results in Patents or Licensed Technology developed jointly by employees or agents of CASE and Licensee shall be owned by CASE. Licensee may utilize such jointly developed property pursuant to the terms of this License Agreement. CASE may issue licenses to others regarding such jointly developed propertywhich result in Patents or Licensed Technology, as long as such licenses do not violate any exclusive license to Licensee then existing under the Section entitled “License Grant”.  If any other intellectual property is developed jointly by employees or agents of CASE and Licensee which would not constitute a Patent or Licensed Technology and which are not subject to another agreement between CASE and Licensee, CASE and Licensee shall jointly own (without any duty to account to the other for profits) all right, title and interest (including patents, copyrights, mask work rights, trade secrets, and other intellectual property rights) therein. If any patentable invention which would not constitute a Patent or Licensed Technology arises out of such joint development by employees or agents of CASE and Licensee, CASE and Licensee will engage in good faith efforts to mutually agree on whether and how to pursue patent, copyright or mask work protection of the invention in the U.S. and elsewhere.

8.5       Except as provided in this Section, nothing herein shall be deemed to grant any license or rights in any other technology in addition to the Licensed Technology.

9.                                    PATENTS AND OTHER INTELLECTUAL PROPERTY

9.1       CASE Property. Intellectual property rights to Licensed Technology such as Patent(s), patent(s), and Copyrights which may be obtainable will remain the property of CASE. Trademarks existing on the Effective Date of this License Agreement belong to CASE. CASE maintains the right to apply for and prosecute Patents.

9.2       Licensee shall bear all patenting and other intellectual property protection costs for protection of Licensed Technology (the “Patent Costs”). Licensee will reimburse CASE for all past and future fees and expenses related to the preparation, filing, prosecution and maintenance of the Patents, within thirty (30) days of the receipt of each notification or bill, provided however, that in no event shall the amount Licensee will reimburse CASE for expenses incurred prior to the Effective Date exceed […***…] dollars ($[…***…]) if this Agreement is executed before July 1, 2006.

9.3       CASE shall provide Licensee with ample time in which to review any correspondence for which submission to any patent authority is intended, prior to such

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submission and CASE shall consider in good faith any comments regarding such submission provided to CASE by Licensee.

9.4       CASE shall retain patent counsel reasonably suitable to Licensee with respect to quality of work, cost and responsiveness.

9.5       CASE has applied for, and/or will apply for and prosecute Patent coverage, at Licensee’s expense, in any country if so requested by Licensee, for any and all Patents listed in Attachment A, to the extent that such protection is reasonably obtainable. Within one (1) year of the Effective Date, CASE and Licensee shall reasonably agree upon a budget with respect to the Patent Costs (the “Patent Budget”). CASE and Licensee shall update said Patent Budget every one (1) year thereafter. CASE and Licensee shall use reasonable efforts to maintain the Patent Costs actually incurred within fifteen percent (15%) of the Patent Costs forecast in the Patent Budget for any given one (1) year period, unless the prior written agreement of the Licensee is obtained.

9.6       CASE may, at its option and sole discretion and at its own expense, pursue patent, copyright and/or trademark rights for Licensed Technology in any country for which coverage has not been requested by Licensee in accordance with Subsection 9.5 above. If Licensee does not reimburse CASE for such fees within thirty (30) days of the receipt of each notification, then Licensee shall have no rights under any Patent in that country.

9.7       If CASE pursues a patent application or patent for which Licensee does not wish to assert any licensing rights, Licensee may terminate its obligations with respect to any such given patent application or patent upon thirty (30) days prior written notice to CASE and thereupon relinquish any rights to the specific technology covered by such patent; provided, however, any relinquishment of a patent application or patent by the Licensee under this section shall not affect in any way Licensee’s rights and obligations to CASE arising from Licensee’s continued use of any patent or patent application that is not so specifically relinquished. CASE will use its reasonable efforts to curtail such patent costs chargeable to the Licensee under this Agreement after this notice is received from Licensee. CASE may continue prosecution or maintenance of these application(s) or patent(s) at its sole discretion and expense, and Licensee will have no further rights or licenses to them. Licensee shall grant and hereby does grant CASE a world-wide, royalty-free, non-exclusive, irrevocable, sub-licensable commercial license to Patents and Licensed Technology, within the Field of Use, for the sole and exclusive purpose of being able to commercially practice and to sublicense for commercially practicing the rights relinquished by Licensee and gained by CASE under this Section 9.7.

10.                            MARKINGS, TRADEMARKS AND TRADE NAMES

10.1     Licensee shall have marked the appropriate portions of all Licensed Product with any applicable United States of America and foreign Patent numbers in accordance with the applicable laws of the countries in which the materials are intended to be used. Licensee shall neither register nor use any CASE trademarks or trade names.

10.2     Licensee acknowledges that it does not have any rights or any title whatsoever in or to CASE’s technology, trade name or in or to any of CASE’s trademarks, except as provided under this Agreement. Any reference by Licensee to CASE beyond the above may only be done with express written permission of CASE’s Associate Vice President for Technology Transfer.

11.                            TERMINATION

11.1     In the event that Licensee defaults in the payment in full of any amount required to be paid under this Agreement on the date such payment is due, in addition to utilizing any other legal and/or equitable remedies, CASE shall have the right by written notice to Licensee after such default either (i) to terminate the exclusivity, if any, of the license hereunder (by amending the word “exclusive” in the License Grant to read “non-exclusive”) without any reduction in any of the payments due from Licensee, or (ii) to terminate this Agreement. CASE shall give written notice of the default (the “Notice of Default”) to Licensee. If Licensee has not cured such default by full payment of such amount, including any interest payable on amounts due hereunder, within ninety (90) days of the effective date of the Notice of Default, CASE shall have the right by a second written notice to Licensee to terminate the exclusivity of this Agreement or to terminate this Agreement (the “Notice of Termination”).  If CASE terminates this Agreement pursuant to this Section, Licensee shall still pay CASE any Annual Minimum Royalties due for the next Year thereafter, notwithstanding termination of Licensee’s rights hereunder.

11.2     In the event that either party to this Agreement defaults in the performance of any of its obligations hereunder (other than the defaults referred to in Section 4 (Due Diligence) and Section 11.1. (Termination), hereof) and fails to cure such default within sixty (60) days after written notice of such default from such other party, the other party shall have the right by written notice to the defaulting party within sixty (60) days after the expiration of such sixty (60) day cure period to terminate this Agreement.

11.3     The termination of this Agreement shall not terminate (i) the obligation of Licensee to pay any amounts, which have accrued or which are otherwise to be paid by Licensee under the terms of this Agreement, or (ii) the obligations of Licensee under the Sections entitled “Reports and Audits,” “Patents and Other Intellectual Property,” “Termination,” “Taxes,” “Confidentiality and Trade Secrets,” “Indemnification,” “Insurance,” “Dispute Resolution,” and “Infringement” hereunder.

11.4     Upon termination of this Agreement, Licensee will immediately discontinue any further use of Licensed Technology and discontinue production of any Licensed Product(s).

11.5     Provided that this Agreement has not been terminated by Licensee or CASE, then on a country by country basis (effective on the later of (a) fourteen (14) years and (b) the date of the last to expire Patent in such country) licensee shall have a royalty free non-exclusive license under Licensed Technology to make, have made, use, have used, offer to sell, produce, manufacture, distribute market and Dispose of Licensed Product(s) and to create Derivatives and/or Biological Materials for the Field of Use.

11.6     Licensee shall have the right at any time to terminate this Agreement in its entirety for any reason or no reason, by giving thirty (30) days notice thereof in writing to CASE. Notwithstanding anything to the contrary, in the event that Licensee terminates this Agreement in its entirety, Licensee shall tender to CASE the termination fee of […***…] dollars ($[…***…]) and shall further pay any amounts due and owing to CASE pursuant to this Agreement upon such termination. A termination pursuant to this section shall be subject to the provisions of Section 11.3 as with all other terminations.

12.                            TAXES

Licensee shall pay all taxes which may be assessed or levied on, or on account of, the Licensed Technology, Licensed Product made, used or Disposed of by Licensee or its Affiliates hereunder and all taxes (other than taxes imposed by the United States of America or the State of Ohio or jurisdictions within such State) levied on or on account of the amounts payable to, or for the account of, CASE under this Agreement.

13.                            REPRESENTATIONS AND WARRANTIES

13.1     Each party hereby represents and warrants to the other party as follows:

13.1.1  Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

13.1.2  Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter license agreements and (b) has taken all actions necessary under its governing documents and policies to execute this license agreement. This Agreement has been executed and delivered on behalf of such party as required by its governing documents and policies, and constitutes a legally binding obligation, enforceable against such party in accordance with its terms.

13.1.3  No Consents. No consents by governmental authorities are required to be obtained for execution of this Agreement.

13.1.4  Patents. Neither Dr. Stanton Gerson nor Michael Haag or Steve Tan, to the best of their knowledge, have received oral or written notice of a claim that any of the patents or patent application listed on Attachment A infringe the intellectual property rights of a Third Party other than claim(s) listed in Attachment C which CASE has previously disclosed to Licensee.

13.2     NO WARRANTY. ALL LICENSED TECHNOLOGY, INFORMATION, MATERIALS, SERVICES, INTELLECTUAL PROPERTY OR OTHER PROPERTY OR RIGHTS, GRANTED OR PROVIDED BY CASE PURSUANT TO THIS AGREEMENT (“DELIVERABLES”) ARE PROVIDED ON AN “AS IS” BASIS. CASE MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, OR MERCHANTABILITY, EXCLUSIVITY OR RESULTS

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OBTAINED FROM USE. NOR SHALL EITHER PARTY HERETO BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES SUCH AS LOSS OF PROFITS OR INABILITY TO USE SAID INTELLECTUAL PROPERTY OR ANY APPLICATIONS AND DERIVATIONS THEREOF. CASE DOES NOT MAKE ANY WARRANTY OF ANY KIND WITH RESPECT TO FREEDOM FROM PATENT, TRADEMARK, OR COPYRIGHT INFRINGEMENT, OR THEFT OF TRADE SECRETS AND DOES NOT ASSUME ANY LIABILITY HEREUNDER FOR ANY INFRINGEMENT OF ANY PATENT, TRADEMARK, OR COPYRIGHT ARISING FROM THE USE OF DELIVERABLES. LICENSEE AGREES THAT IT WILL NOT MAKE ANY WARRANTY ON BEHALF OF CASE, EXPRESSED OR IMPLIED, TO ANY ENTITY CONCERNING THE APPLICATION OF OR THE RESULTS TO’BE OBTAINED WITH DELIVERABLES.

14.                            COSTS

All costs and expenses incurred by Licensee in carrying out Licensee’s obligations under this Agreement shall be paid by Licensee, and Licensee shall not be entitled to reimbursement from Royalties hereunder or otherwise therefor from CASE. Licensee shall possess or obtain at its own expense all necessary licenses and permits and shall comply with all laws, ordinances, rules or regulations affecting the exportation, use, and/or sale or transfer of the Licensed Product, Licensed Technology and/or Derivatives.

15.                            CONFIDENTIALITY, TRADE SECRETS, AND PUBLICATION

15.1     “Confidential Information” shall mean any information relating to the Licensed Technology, the terms of this Agreement (as from time to time amended), Patents, copyrights, algorithms, and software covered by this Agreement or information disclosed to Licensee in connection with performance of this Agreement, provided that such information is marked “Confidential” or designated in writing as “Confidential” within thirty (30) days after an oral disclosure to Licensee. All such information shall be Confidential Information, including information disclosed to Licensee prior to the date of this Agreement, unless such information (i) was already in Licensee’s possession prior to the disclosure thereof by CASE as provided in this Section I5.1; (ii) has been published or is published hereafter, unless such publication is a breach of this Agreement; (iii) is received by Licensee from a Third Party not under an obligation of confidentiality with respect thereto; (iv) is independently developed by Licensee; (v) is approved for disclosure in writing by CASE or (v) is required to be disclosed by law, provided however, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to the disclosing party. In the event that such information shall be established to have been known to Licensee prior to the disclosure thereof by CASE by reference to any publication thereof by Licensee or by reference to any internal writing or other business record maintained by Licensee in the ordinary course of business, such information shall not be deemed to be Confidential Information for purposes of this Agreement following notification to CASE of such fact.

15.2     Licensee shall maintain in confidence and shall not disclose to any person not a party hereto, nor shall Licensee use or exploit in any way without CASE’s written agreement, any Confidential Information until three (3) years after the later of the date of the termination of this Agreement or the end of the term of the last to expire Patent, unless such information ceases to be Confidential Information prior to the end of such period through no fault of Licensee or Licensee and CASE enter into an agreement authorizing same.

15.3     Licensee shall maintain with respect to such Confidential Information a standard of care which is no less than that standard which Licensee maintains to prevent the disclosure of its own most valuable confidential information but in no event shall Licensee exercise less than reasonable care to prevent the disclosure of Confidential Information by its employees or representatives.

15.4     Upon termination of this Agreement for any reason, Licensee agrees to return at once to CASE, without copying, all originals and copies of all materials (other than this Agreement) containing any Confidential Information, provided however, Licensee shall be entitled to retain one (1) copy of all such Confidential Information solely for purposes of establishing its obligations hereunder.

15.5     For purposes of this Section the term “CASE” shall include inventors of the Licensed Technology and those working with or under them.

15.6     During the period five (5) years from the Effective Date, CASE will provide Licensee a copy of any proposed publication containing Licensed Technology fifteen (15) days before submission for publication other than for the submission of abstracts and concerning abstracts CASE will provide Licensee a copy of any proposed abstract containing Licensed Technology five (5) days before submission of said abstract.

16.                            INDEMNIFICATION

Licensee hereby agrees to defend, indemnify and hold harmless CASE, its trustees, officers, employees, attorneys and agents from all claims or demands made against them (and any related losses, expenses or attorney’s fees) arising out of or relating to Licensee’s and/or any of its sublicensee’s use of or conduct regarding Licensed Product(s), Licensed Technology, Deliverables or Derivatives, including but not limited to, any claims of product liability, personal injury, death, damage to property or violation of any laws or regulations.

17.                            INSURANCE

Before Licensed Technology is administered to human beings, Licensee shall obtain and maintain appropriate coverage of general liability, product liability, and public liability insurance in the amount of no less than Three Million Dollars (U.S. $3,000,000) to protect CASE, its trustees, officers, employees, attorneys, and agents under the indemnification provided hereunder. CASE, its trustees, officers, employees, attorneys, and agents shall be named as additional insureds on Licensee’s insurance policies and shall be provided appropriate certificates of insurance thereunder.

18.                            BREACH

No acquiescence in any breach of this Agreement by either party shall operate to excuse any subsequent or prior breach.

19.                            PRIOR AGREEMENT

Except for any confidential disclosure agreement executed by the parties, this Agreement supersedes all previous agreements relating to the subject matter hereof, whether oral or in a writing, and constitutes the entire agreement of the parties hereto and shall not be amended or altered in any respect except in a writing executed by the parties.

20.                            INTERPRETATION

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, United States of America, without regard to conflict of law principles.

21.                            DISPUTE RESOLUTION

21.1                    Subject to Subsection 21.2, any controversy or dispute arising under this Agreement (including, but not limited to, the validity, scope and enforceability of this arbitration clause) shall be referred to and finally settled by arbitration in the City of Cleveland, Ohio, under the auspices of, and conducted in accordance with, the rules of the American Arbitration Association. All arbitration proceedings shall be before a board of three (3) arbitrators, for each of which each party shall select one (1) arbitrator and the selected arbitrators shall select the third arbitrator. The costs of the third arbitrator shall be divided equally between the parties, and each party shall pay the costs of the arbitrator selected by it. Any award of the arbitrators shall be final and conclusive on the parties to this Agreement, and judgment upon such award may be entered in any court having jurisdiction thereof

21.2                    Either party may seek injunction relief for: (a) violation by the other party of the Sections entitled “Reports and Audits, “Markings, Trademarks and Trade Names;” “Confidentiality and Trade Secrets,” “Insurance” and “Dispute Resolution”; (b) for enforcement of any arbitration award; or (c) for enforcement of any non-arbitrable matter. The prevailing party shall be entitled to recover from the other all costs, including attorney’s fees, related to the action for injunctive relief.

21.3                    Licensee hereby irrevocably and unconditionally:

(i)                                  Agrees that any legal action, suit or proceeding contemplated by this Section entitled “Dispute Resolution” hereof (collectively, “Related Litigation”) may be brought in any state or federal court of competent jurisdiction sitting in Cuyahoga County, Ohio, submits to the jurisdiction of such courts, and to the fullest extent permitted by law agrees that it will not bring any Related Litigation in any other forum (but nothing herein shall affect the right of CASE to bring any action, suit or proceeding in any other forum);

(ii)                              Waives any objection which it may have at any time to the laying of venue of any Related Litigation brought in any such court located in Cuyahoga County, Ohio, waives any claim that any such Related Litigation has been brought in an inconvenient forum, and waives any right to object, with respect to any Related Litigation brought in any such court, that such court does not have jurisdiction over Licensee; and

(iii)                          Consents and agrees to service of any summons, complaint or other legal process in any Related Litigation by registered or certified mail, postage prepaid, to Licensee at the address for notices described in the Section entitled “Notices” hereof, and consents and agrees that such service shall constitute in every respect valid and effective service (but nothing herein shall affect the validity or effectiveness of process served in any other manner permitted by law).

22.                            INFRINGEMENT

22.1                    Licensee shall have the first right, but not the obligation, during the term of this Agreement to commence an action for infringement of the Patents against any Third Party for any infringement occurring within the Field of Use, provided that Licensee shall provide CASE thirty (30) days prior written notice of such infringement and of Licensee’s intent to file such action. CASE shall have the right at its own expense to appear in such action by counsel of its own selection. If required by the jurisdictional laws of the forum that any such action be prosecuted in the name of the owner of the Patent, CASE shall voluntarily appear at Licensee’s expense; provided that if such appearance subjects CASE to any unrelated action or claim of a Third Party or Licensee in such jurisdiction, then CASE shall have the right to decline such appearance. Settlement of any action brought by Licensee shall require the consent of CASE (if rights under the Patents or past or future economic recovery upon such rights are affected) and Licensee, which neither shall unreasonably withhold from the other, and any settlement amount or recovery for damages shall be applied as follows: (i) first, to reimburse the parties for their expenses in connection with the litigation; and (ii) second, CASE shall receive reasonable compensation for the time of any CASE personnel (in excess of […***…] hours in aggregate) involved in the action at the request of Licensee; and (iii) third, CASE shall receive […***…] percent of any portion of any amount received from such action which was calculated on the basis of payment of a reasonable royalty to Licensee and […***…] percent of all other amounts received. For the avoidance of doubt the […***…] percent shall not be calculated on […***…].

22.2                    CASE shall have the right in its sole discretion during the term of this Agreement to commence an action for infringement of the Patents against any Third Party for any infringement occurring anywhere in the world, provided that, before commencing any such action concerning products within the Field of Use, CASE shall provide Licensee not less than thirty (30) days’ prior written notice of such infringement and of CASE’s intent to file such action and the option to commence an action for infringement of the Patents in its own name in accordance with Section 22.1. Licensee shall have the right at its own expense to appear in such

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CASE commenced action by counsel of its own selection. If CASE provides Licensee with such notice before instituting an action concerning products within the Field of Use and Licensee fails to initiate an action against such Third Party prior to the commencement of an action by CASE, then any settlement amount or recovery for damages shall […***…] and […***…].

22.3                    Notwithstanding the pendency of any infringement (or other) claim or action by or against Licensee, Licensee shall have no right to terminate or suspend (or escrow) payment of any amounts required to be paid to CASE pursuant to this Agreement.

22.4                    Cooperation. In any suit to enforce and/or defend the Patents pursuant to this Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent reasonably practicable, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

23.                            NOTICES

Any notice under any of the provisions of this Agreement shall be deemed given when deposited in the mail, postage prepaid, registered or certified first class mail and addressed to the applicable party at the address stated on the signature page hereof, or such other address as such party shall specify for itself by like notice to other party. Each party shall transmit to the other a facsimile copy of each such notice promptly after such deposit in the mail.

24.                            ASSIGNMENT

Except in the instance of (a) a merger of Licensee with another entity or the sale of the Licensee (effectuated either by the sale or exchange of the Licensee’s stock or the sale or transfer of substantially all of the Licensee’s assets), in which the License is transferred to the surviving entity (b) the transfer of this Agreement along with or the sale or transfer of the assets of Licensee to which this Agreement relates or (c) to an Affiliate of Licensee, provided that any successor Affiliate entity must have a net asset value (using GAAP and not including the value of the Licensed Technology) of at least […***…] dollars ($[…***…]), or shall have a net asset value (using GAAP and not including the value of the Licensed Technology) of at least […***…] dollars ($[…***…]) within twelve (12) months of such assignment; if such successor entity does not have such net asset value within twelve (12) months of such assignment, the assignment shall be deemed null and void. Subject to the provisions of this Article 24, Licensee shall neither assign nor transfer this Agreement or any interest herein without the prior written consent of CASE.

25.                            HEADINGS

The section headings contained in this Agreement are set forth for the convenience of the parties only, do not form a part of this Agreement and are not to be considered a part hereof for the purpose of construction or interpretation hereof, or otherwise.

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26.                            EXPORT CONTROLS

It is understood that CASE is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Member that Member shall not export data or commodities to certain foreign countries without prior approval of such agency. CASE neither represents that a license shall not be required nor that, if required, it shall be issued.

27.                            TECHNOLOGY TRANSFER

Within a reasonable period of time following the execution of this Agreement, CASE shall make a good faith effort to transfer to Licensee, at no additional cost, copies of relevant information regarding Licensed Technology from the following: (pre-clinical and clinical data; human safety data; preliminary efficacy data; INDs and other regulatory data and submissions; information relating to Patents, Licensed Products, or Licensed Technology; communications with the FDA, MHLW and/or EMEA (including the minutes of any meetings therewith); Clinical Trial master files, including case report forms; listings and tables of results from the Clinical Trials; treatment related serious adverse event reports from the Clinical Trials; and data and reports regarding manufacturing and drug substance relating to the Licensed Technology and/or Licensed Product(s),) except to the extent prohibited by governmental statutes or regulations or policies or protocols of CASE or any non-profit health care institutions affiliated with it. In the case of original laboratory or research notebooks CASE shall not be required to provide copies of the entire notebook, instead CASE may make copies of the relevant portions of said notebooks or provide written summaries of relevant information contained in said notebooks where appropriate. All such copies provided to Licensee under this Section 27 shall be considered Confidential Information.

28.                            USE OF NAMES

Unless otherwise required by law, at no time following the execution of this Agreement shall either party use the name of the other, or any person or entity affiliated with either party or discuss the terms hereof with any person or entity, without the prior written consent of the other or such person. Licensee may use CASE’s name only to designate CASE as the licensor of the Licensed Technology.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the date first above written.

The undersigned verify subject to the penalties of Section 2921.13 of the Ohio Revised Code relating to unsworn falsification to authorities that they have the authority to bind to this Agreement the party on behalf of which they are executing below.

Case Western Reserve University		Case Western Reserve University

By:	/s/ Arthur W. Roos	By:	/s/ Mark E. Coticchia

Title:	Treasurer	Title:	VP Research & Technology Mgmt.

Date:	9/20/06	Date:	9/20/06

Address for Notices:

Case Western Reserve University

10900 Euclid Avenue

Cleveland, Ohio 44106, USA

Attention: Assistant Vice President for Technology Transfer

Facsimile: 216-368-0196

Tracon Pharmaceuticals, Inc.

By:	/s/ Charles P. Theuer

Title:	CEO

Date:	18 Sep 2006

Address for Notices:

4510 Executive Drive, Suite 330

San Diego, California 92121

Attention:  Frank Taffy, Esq.

Facsimile:  858-550-0786

Attachment A

Description of Licensed Technology

[…***…]

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Attachment B

Agreement by Subsidiary regarding the License Agreement

between Case Western Reserve University and Tracon Pharmaceuticals, Inc.

dated                               , 2006

This Agreement is entered into by                                                                      (hereinafter “Licensee’s Subsidiary”), a corporation having the address of                                                           , which represents and warrants that it is a subsidiary of Tracon Pharmaceuticals, Inc., and that more than fifty percent (50%) of the stock of Licensee’s Subsidiary is owned directly by Tracon Pharmaceuticals, Inc. (or by a wholly owned Tracon Pharmaceuticals, Inc. subsidiary). Licensee’s Subsidiary agrees that it is a Licensee under the attached License Agreement between Licensee and Case Western Reserve University dated                                          (hereinafter the “License Agreement”) and further agrees to be bound as a Licensee and to have all of the rights and obligations of the Licensee provided by said License Agreement. This Agreement is executed by Licensee Subsidiary with the intent to be legally bound hereby.

The undersigned verifies subject to the penalties of Section 2921.13 of the Ohio Revised Code relating to unsworn falsification to authorities that he/she has the authority to bind Licensee’s Subsidiary to this Agreement.

Attest:		By:
	Name		Name

	Title		Title

Date:		Date: